EXHIBIT B



                        LOCK-UP AGREEMENT
                     (Diversa Stockholders)

     THIS LOCK-UP AGREEMENT dated as of February 12, 2007 (this "Agreement") is entered into by and between the undersigned stockholder ("Stockholder") and DIVERSA CORPORATION, a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

                            RECITALS

     WHEREAS, Stockholder is a stockholder of Parent;

     WHEREAS, Parent, Celunol Corp., a Delaware corporation (the "Company"), Concord Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent and the Company Stockholders' Representative have entered into an Agreement and Plan of Merger and Reorganization dated as of February ___, 2007 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

     WHEREAS, in order to induce the Company to execute the Merger Agreement, Stockholder has agreed to execute this Agreement;

     WHEREAS, Stockholder may own shares of Parent Common Stock and/or Parent warrants and/or Parent options or other securities convertible into or exchangeable or exercisable for Parent Common Stock upon the consummation of the Merger (collectively, the "Parent Shares"); and

     WHEREAS, Stockholder agrees that the Parent Shares held by the Stockholder upon the consummation of the Merger will be subject to certain restrictions on Disposition (as defined herein) as more fully set forth herein.

                            AGREEMENT

     NOW, THEREFORE, as an inducement to and in consideration of the Company's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder hereby agrees as follows:

     1. Lock Up Period. For a period beginning on the Closing Date and ending on the earlier of (a) 180 days after the Closing Date or (b) December 1, 2007 (the "Lock-Up Period"), Stockholder will not, directly or indirectly,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any Parent Shares, whether now owned or hereafter acquired by Stockholder or with respect to which Stockholder has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Parent Shares, whether any such swap or transaction is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise (each of the above actions referred to herein as a "Disposition"). The foregoing restriction is expressly intended to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of Stockholder's Parent Shares even if such securities would be disposed of by someone other than Stockholder. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Stockholder's Parent Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Parent Shares.

     2. Permitted Dispositions. Notwithstanding the restrictions on Dispositions contained in Section 1, Stockholder may (a) exercise options and warrants owned by Stockholder as of the date of the Merger Agreement that are exercisable for Parent Shares, it being understood and acknowledged that the Parent Shares acquired by Stockholder in connection with any such exercise shall be subject to this Agreement; (b) effect a Disposition with the prior written consent of Parent; (c) enter into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not provide for the Disposition of any of Stockholder's Parent Shares during the Lock-Up Period; or (d) effect a Disposition (i) pursuant to a bona fide gift or gifts, or (ii) by will or intestacy or to a trust, the beneficiaries of which are Stockholder or, if Stockholder is an individual, members of Stockholder's family, or (iii) as a distribution to limited partners, members or shareholders of Stockholder or affiliates of Stockholder, provided that in each case of clauses "(i)" through "(iii)", such gift, transfer or distribution shall be conditioned upon the donee's, transferee's or distributee's execution and delivery to Parent of a Lock-Up Agreement containing terms and conditions substantially identical to the terms and conditions contained herein.

     3. Legends.

     (a) In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Parent Shares which Stockholder receives or is entitled to receive shall be stamped or otherwise imprinted with the following legend:

     "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED FEBRUARY ___, 2007 BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR
     TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF."

     (b) Parent shall be obligated to reissue certificates at the request of Stockholder without the foregoing legend as and to the extent the restrictions on Disposition lapse in accordance with Section 1.

     (c) Stockholder hereby agrees and consents to the entry of stop transfer instructions with Parent's transfer agent against the transfer of the Parent Shares in compliance with this Agreement.

     4. Additional Lock-Up Parties; Release. Notwithstanding any provision in this letter to the contrary, this letter and the agreements set forth herein shall be void and have no further force or effect unless each of Carlos Riva, John McCarthy, Braemar Energy Ventures LP, Charles River Partnership XII, LP, CRV XII Affiliates Fund, LP, Rho Ventures IV (QP) LP, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV, LP, Rho Management Trust I and Khosla Ventures I, L.P., shall also have agreed to, and remain subject to, the terms of a lock-up agreement with Parent at least as restrictive as the provisions of this Agreement (each a "Lock-up Party"). Additionally, to the extent that any Lock-up Party is released from any provision of such Lock-Up Party's agreement, then Stockholder shall also be released from the provisions of this Agreement. Parent shall give prompt written notice to Stockholder of any such release of a Lock-Up Party or the waiver or termination of the provisions of such Lock-Up Party's agreement.

     5. Miscellaneous.

     (a) Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to seek: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     (b) Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

     (c) Notices. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (i) for Parent, to the address or facsimile telephone number set forth below, and
(ii) for Stockholder, to the address or facsimile telephone number set forth beneath the Stockholder's signature to this Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent:
Diversa Corporation
4955 Directors Place
San Diego, CA 92121
Attention: Anthony E. Altig
Facsimile: (858) 526-5553

     (d) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     (e) Applicable Law; Jurisdiction.   This Agreement shall be construed in
accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

          (i) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each of Stockholder and Parent:

     (1) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

     (2) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

     (3) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

     (4) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim by Parent or Stockholder that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (ii) EACH OF PARENT AND STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

     (f) Waiver; Termination. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Agreement shall thereupon terminate.

     (g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     (h) Further Assurances. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

     (i) Entire Agreement. This Agreement sets forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

     (j) Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit Stockholder's obligations, or the rights or remedies of Parent, under any other agreement between Parent and Stockholder; and nothing in any such other agreement shall limit Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

     (k) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

     (l) Assignment. This Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

     (m) Binding Nature. Subject to Section 5(l), this Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

     (n) Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

     (o) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

     (p) Fiduciary Duties. Stockholder is signing this Agreement in Stockholder's capacity as an owner of his, her or its Parent Shares, and nothing herein shall prohibit, prevent or preclude Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.


DIVERSA CORPORATION

By:
Name:
Title:


STOCKHOLDER

By:
Name:
Title:


Address:



Attn:
Fax: (___)